Item 77C -- Scudder Large Company Value Fund, a series of Value Equity Trust- Item 77C

Registrant incorporates by reference Scudder Large
Company Value Fund's Proxy Statement dated
November 3, 2004, filed on November 3, 2004
(Accession No. 0001193125-04-1847)

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Large
Company Value Fund ("Large Company Value Fund") was held on December 10, 2004. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1.  To approve an Agreement and Plan of
Reorganization and the transactions it contemplates, including the transfer of all of the assets of Large
Company Value Fund to Scudder Large Cap Value Fund
("Large Cap Value Fund"), in exchange for shares of Large Cap Value Fund and the assumption by Large Cap
Value Fund of all liabilities of Large Company Value
Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Large Company Value Fund in complete liquidation of Large Company Value Fund.

Affirmative 		Against
	Abstain
39,251,254		1,713,639
	1,265,937


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